UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to §240.14A-12

LESAKA TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Lesaka Technologies, Inc.

Supplement to Proxy Statement

For 2024 Annual Meeting of Shareholders

To Be Held on November 14, 2024

This supplement to the proxy statement dated October 4, 2024 (the "Supplement") supplements the proxy statement dated October 2, 2024 (the "Proxy Statement"), previously made available to our shareholders in connection with the solicitation by our Board of Directors of proxies to be voted at the 2024 Annual Meeting of Shareholders (the "Annual Meeting") of Lesaka Technologies, Inc. ("we," or "us), to be held on November 14, 2024, at 16:00 local time (9:00 am Eastern Time). We are providing this Supplement solely to correct a typographical error in the 2024 Pay versus Performance disclosures table appearing on page 38 of the Proxy Statement. The corrected information is provided below and replaces the original information in the Proxy Statement in its entirety.

Year	Summary compensation table total for first PEO (1)(5)	Summary compensation table total for second PEO (2)(4)	Compensation actually paid to first PEO (1) (5)	Compensation actually paid to second PEO (2) (5)	Average summary compensation table total for non- PEO NEOs (3)(6)	Average compensation actually paid to non- PEO NEOs (3)(7)	Value of initial fixed $100 investment based on:	Net loss $ '000	Group Adjusted EBITDA ZAR '000 (9)
							Total shareholder return(8)
2024	$1,244,097	$5,709,225	$1,386,802	$6,371,525	$1,298,856	$1,347,237	$99	($17,440)	690,943
2023	$1,432,860	N/A	$833,154	N/A	$1,283,723	$925,470	$81	($35,074)	445,450
2022	$3,978,441	N/A	$3,996,918	N/A	$873,407	$773,282	$109	($43,876)	(327,816)

Additional Information

If you have already voted by internet, telephone, or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption "Voting Rights and Procedures."

Other than as described above, this Supplement does not revise or update any other information in the Proxy Statement and should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the "Proxy Statement" are to the Proxy Statement as supplemented hereby.